Exhibit 99.2

PARKVALE FINANCIAL CORPORATION

EMPLOYE STOCK OWNERSHIP PLAN VOTING INSTRUCTION CARD

SPECIAL MEETING OF SHAREHOLDERS

December 15, 2011, 10:00 a.m., local time

The undersigned hereby instructs the Trustees of the Parkvale Financial Corporation Employee Stock Ownership Plan (“ESOP”) to vote, as designated below, all the shares of common stock of Parkvale Financial Corporation allocated to my ESOP account as of October 20, 2011 at the Special Meeting of Shareholders to be held at the Parkvale Bank Building located at 4220 William Penn Highway, Monroeville, Pennsylvania, on Thursday, December 15, 2011, at 10:00 a.m., local time, or at any adjournment or postponement thereof.

PLEASE MARK

VOTES AS

IN THIS EXAMPLE [X]

1.	Proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 15, 2011, by and between F.N.B. Corporation and Parkvale Financial Corporation, pursuant to which Parkvale Financial Corporation will be merged with and into F.N.B. Corporation.

For	Against	Abstain
☐	☐	☐

2.	Proposal to approve, in an advisory (non-binding) vote, the golden parachute compensation payable to the named executive officers of Parkvale Financial Corporation.

For	Against	Abstain
☐	☐	☐

3.	Proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the Agreement and Plan of Merger and the transactions contemplated thereby.

For	Against	Abstain
☐	☐	☐

THE BOARD OF DIRECTORS OF PARKVALE FINANCIAL CORPORATION RECOMMENDS YOU VOTE “FOR” PROPOSAL 1 TO APPROVE AND ADOPT THE AGREEMENT AND PLAN OF MERGER, “FOR” PROPOSAL 2 TO APPROVE, IN AN ADVISORY (NON-BINDING) VOTE, THE GOLDEN PARACHUTE COMPENSATION PAYABLE TO THE NAMED EXECUTIVE OFFICERS OF PARKVALE FINANCIAL CORPORATION, AND “FOR” PROPOSAL 3 TO ADJOURN OR POSTPONE THE SPECIAL MEETING, IF NECESSARY.

Mark here if you plan to attend the meeting [    ]

(Continued, and to be marked, dated and signed, on the other side)

If you return this card properly signed but you do not otherwise specify, shares will be voted “FOR” Proposal 1 to approve and adopt the Agreement and Plan of Merger, “FOR” Proposal 2 to approve, in an advisory (non-binding) vote, the golden parachute compensation payable to the named executive officers of Parkvale Financial Corporation, and “FOR” Proposal 3 to adjourn or postpone the special meeting, if necessary.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS VOTING INSTRUCTION CARD

PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PARKVALE FINANCIAL CORPORATION — SPECIAL MEETING, DECEMBER 15, 2011

YOUR VOTE IS IMPORTANT!

Please sign this voting instruction card exactly as your name appears on this card. When signing in a representative capacity, please give title. When shares are held jointly, only one holder needs to sign.

Please be sure to date and sign this voting instruction card in the box below.	Date

Plan Participant sign above

If you are voting by mail, your vote must be received by December 12, 2011.

YOU MAY REVOKE THE INSTRUCTIONS ON THIS CARD AT ANY TIME PRIOR TO THE TIME THE TRUSTEES OF THE ESOP VOTE YOUR SHARES AT THE SPECIAL MEETING. PLEASE NOTE THAT THE LAST VOTE RECEIVED FROM YOU WILL BE THE VOTE COUNTED.